Table of Contents

As filed with the Securities and Exchange Commission on December 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auddia Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	45-4257218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1680 38th Street, Suite 130

Boulder, Colorado 80301

(303) 219-9771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Lawless

Chief Executive Officer

Auddia Inc.

1680 38th Street, Suite 130

Boulder, Colorado 80301

(303) 219-9771

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.
Jennifer L. Porter, Esq.
James H. Carroll, Esq.	Justin Platt, Esq.
Carroll Legal LLC	Goodwin Procter LLP
1449 Wynkoop Street, Suite 507	2005 Market Street, 32nd Floor
Denver, CO 80202	Philadelphia, PA 19103
(303) 888-4859	(445) 207-7805

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated December 19, 2024

AUDDIA INC.

Up to 20,000,000 Shares of Common Stock

This prospectus relates to the offering and resale by White Lion Capital LLC (“White Lion” or the “Selling Securityholder”) of up to 20,000,000 shares of our common stock, par value $0.001 per share.

The shares of common stock being offered by the Selling Securityholder have been or may be issued and sold to the Selling Securityholder pursuant to the purchase agreement (the “Purchase Agreement”) effective as of November 25, 2024, that we entered into with White Lion. See “The White Lion Transaction” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion. The prices at which White Lion may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. However, we may receive proceeds of up to $10 million from the sale of our common stock to the Selling Securityholder pursuant to the Purchase Agreement and registered hereby, once the registration statement that includes this prospectus is declared effective. There can be no assurances that White Lion will sell any or all of the securities offered under this prospectus.

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “AUUD.” On December 18, 2024, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.50 per share. Our warrants offered in connection with our initial public offering (the “Series A Warrants”) are quoted on the Nasdaq Capital Market under the symbol “AUUDW.” The last reported sale price of our Series A Warrants on the Nasdaq Capital Market on December 18, 2024 was $0.0182 per Series A Warrant.

We have received deficiency letters from The Nasdaq Stock Market LLC (“Nasdaq”) that we are not in compliance with Nasdaq’s (i) minimum bid price requirement of at least $1.00 per share (the “Bid Price Requirement”) and (ii) the requirement to have at least $2,500,000 in stockholders’ equity (the “Equity Requirement”).

On October 16, 2024, we received a written notice from Nasdaq indicating that we were not in compliance with the Bid Price Requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Notice”). The Bid Price Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. The Bid Price Notice indicated that the Company has 180 calendar days (or until April 14, 2025) in which to regain compliance.

On April 16, 2024, the Company received a letter from Nasdaq granting an exception to the Equity Requirement until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1). On May 24, 2024, the Company received a letter from Nasdaq indicating that the Company has regained compliance with the Equity Requirement in Listing Rule 5550(b) (1). The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B). See “Risk Factors — “We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.”

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” carefully before you invest in any of our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 11 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [***], 2024

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ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. Neither we, nor the Selling Securityholder, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY [JC UPDATE HERE TO NOV???]

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors” included elsewhere in this prospectus and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Auddia,” “the Company,” “we,” “us” and “our” refer to Auddia Inc. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

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Auddia has also developed a differentiated podcasting capability with ad-reduction features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

We have developed our AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

We are leveraging our technology platform within our premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc.   We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-reduced podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

We launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, we added faidrRadio, our exclusive content offerings, to the app. Podcasts were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023.

We also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners.

Throughout 2023 and 2024, Auddia has been migrating their podcasting capabilities into the flagship faidr app bringing the advanced podcasting functionality from Vodacast into faidr as part of the overall strategy to build a single audio Superapp. In July 2024, Auddia sunsetted the Vodacast app. Podcast functionality continues to be developed in faidr and in August 2024, we released our Forward+ and Chapter Visualization into our differentiated AI Podcast Player which delivers ad-reduction controls to a listener.

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Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

The faidr mobile App is available today through the iOS and Android App stores.

Software Products and Services

The faidr App

The faidr App is our flagship product and is expected to generate the majority of our future revenue.

How the faidr App Works

A faidr subscriber will select a specific streaming radio station to record and be able to listen to the recording of that station in a customized manner. The faidr App will record the station in real time and its AI algorithm will identify the beginning and end of audio content segments including music and commercials. When the recorded station is played back by the App subscriber, faidr will identify the audio content segments the user chooses not to consume and automatically switch the audio playback of the recording to a different piece of audio content. For example, if a consumer chooses not to listen to commercials during the playback of their recording of a station, the faidr App will automatically cover the commercial segments with other content such as additional music.

We are developing strategies and content relationships to access additional content sources to cover commercials and respond to skips across many content segments in addition to music and commercials, such as sports, news, talk and weather. As the audio content ecosystem continues to expand, we believe faidr will represent an attractive distribution platform for content providers. There is no guarantee the audio content ecosystem will continue to expand along its current trajectory or that we will be able to secure access to content in an economically advantageous manner, both of which would negatively impact the user experience within faidr. We have not yet secured the rights from content providers to place any audio content into the platform in an on-demand use case.

Users of faidr can also access any podcast that’s publicly available as well as exclusive programming, music stations and Music Casts, through faidrRadio.

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Faidr’s Forward+ capability enables podcast listeners to skip ads in one single step instead of utilizing the typical 30 second skip on most traditional players.

The faidr App is built on a proprietary artificial intelligence platform developed and owned by us and subject to one issued patent and additional patent applications that are pending.

Copyright Law

To secure the rights to stream music and other content through the faidr app, we may enter into license agreements with copyright owners of sound recordings and musical works or their authorized agents. In June 2021, we filed a Notice of Use of Sound Recordings Under Statutory License in accordance with 37 CFR § 370.2, which authorized us to make noninteractive digital audio transmissions and reproductions of certain sound recordings pursuant to the statutory licenses set forth in 17 U.S.C. §§ 112 and 114. We are also in the process of obtaining licenses with the performing rights organizations in the United States, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners.

The faidr App’s architecture presents a built-in digital audio recorder (“DAR”) that will allow consumers to record third-party transmissions made available through the faidr App. We believe such consumer-initiated recordings are authorized as non-infringing, fair use time shifting by consumers pursuant to the Supreme Court’s decision in Sony Corp. of America v. Universal City Studios, Inc., 464 U.S. 417 (1984). The Supreme Court also ruled that the manufacturers of home video recording devices were not liable for reproductions made by consumers where the devices had substantial non-infringing uses. faidr’s DAR is analogous to the Betamax television recorders found non-infringing in the Universal City Studios decision. With the faidr’s DAR, users can select radio stations to record. Users can also control their listening experience by deciding whether they will listen to commercials or other programming categories selected by the user. We believe giving users the ability to avoid commercials is protected, non-infringing activity.

If a court were to hold that one or more functionalities offered by the faidr App resulted in the violation of protected rights of third parties, we could be subject to liability for infringement, the damages for which could be material.

Podcast Platform

Auddia’s Podcast Platform, which includes the previously developed and commercially trialed Vodacast mobile app, is an interactive differentiated podcasting capability we have built that allows podcasters to give their audiences an interactive audio experience. Podcast listeners are able to see video and other digital content that correlates with the podcast audio and is presented to the listener as a digital feed. All content presented in the digital feed can be synched to the podcast audio content. This allows podcast listeners to visually experience, interact with, and eventually comment on audio content in podcasts.

Much of the technology we use in this platform to create the feed of digital content synchronized to the audio content of the podcast is based on the core functionality and product concepts the Company has used historically to provide synchronized digital feeds to over 580 radio stations.

The digital feed introduces a new revenue stream to podcasters, such as synchronized digital advertising while providing end users a new digital content channel that compliments the core audio of the podcast.

All of the content and functionality that is made available within the Podcast Platform, through the Vodacast mobile app, is currently being added to the faidr app, diversifying the podcast offering of faidr and bringing that app up to parity with the major, competing apps like iHeart Radio, TuneIn and Audacy. In August 2024, new ad-reduction features were added to faidr, which demonstrates our differentiation in the podcasting arena, for both podcasters and consumers.

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Business Model and Customer Acquisition Strategy for faidr

We have an eight-year plus history of working closely with the broadcast radio industry in the United States to help the industry adapt to both digital advertising and digital media technologies.

We announced several broadcast radio partnerships during 2021 in which we performed commercial trials within these markets. Based on the initial results from our commercial trials, we believe consumers are drawn to an interruption-free radio experience. We executed a full launch in February 2022 that initially included approximately 4,000 radio stations on the faidr App. We have continued to add stations to the faidr App which now presents more than 13,000 AM/FM streams.

Radio stations owned by broadcasters will be economically incentivized to promote faidr to their listeners. We intend to leverage subscription revenue to compensate participating radio broadcasters for promotional support and their increased music streaming fees. We believe that if participating broadcasters can generate increased revenue from their content, they can decrease their on-air advertising load while increasing the price paid for each commercial, as the commercial is more likely to be heard by consumers in a less cluttered advertising environment. In addition, we intend to offer tiered subscriptions to the faidr App where lower priced subscriptions allow a lower level of functionality and control. We believe that our history and existing relationships with broadcast radio will drive customer acquisition for the faidr App.

Our business model is based on creating a pool of subscription revenue across all streaming stations and other content providers utilizing the faidr platform. This subscription pool, excluding direct subscriber acquisition costs and increased music streaming fees, is expected to be shared with radio stations and other content providers, such as podcasters whose episodes are available ad-free, based either on the time each listener spends listening or the amount of plays on faidr. We believe this business model will result in broadcasters and podcasters promoting the listening of their content within faidr, similar to how radio stations are currently using airtime to promote the listening of their stations on Alexa and other smart speaker systems.

Our major podcast differentiators once implemented in faidr, will be marketed to podcasters and podcasting companies with business-to-business strategies that focus on communicating the value proposition and monetization opportunity. The potential to earn new, incremental revenue on the faidr platform, in addition to the other key value propositions of the platform, is expected to organically drive podcasters to promote the platform directly to their listeners. Direct-to-consumer marketing will be done independently by the Company and, in some cases, in partnership with podcasters who leverage their audio content programs to promote to their established audiences. As is the case with other proven marketing strategies, we intend to have our partners benefit from a participative revenue share through faidr podcasting.

Recent Developments

Private Placement of Preferred Stock and Common Warrants

On April 23, 2024, we entered into the 2024 SPA with the Selling Stockholders for a convertible preferred stock and warrants financing. At the closing, we issued 2,314 shares of Series B Convertible Preferred Stock at a purchase price of $1,000 per share of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is convertible into common stock at an initial conversion price of $1.851 per share of common stock. The Company also issued the Common Warrants exercisable for 1,250,137 shares of common stock with a five-year term.

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The Common Warrants are immediately exercisable for $1.851 per share of common stock, subject to certain adjustments, including with respect to stock dividends, splits, subsequent rights offerings, pro rata distributions and a Fundamental Transaction (as defined in the Common Warrant) and until the fifth anniversary of the original issuance date (the “Expiration Date”). The exercise of the Warrants are subject to beneficial ownership limitations.

The Company’s common stock price on Nasdaq has declined significantly over the past several months. It is likely, therefore, that we will issue equity in future financing transactions at an effective price per common share that is below the $1.851 (x) conversion price for the Series B Convertible Preferred Stock and (y) exercise price of the Common Warrants. Certain future stock issuances at an effective price below $1.851 will result in a downward conversion price adjustment for the Series B Convertible Preferred Stock. This would result in the Series B Convertible Preferred Stock converting into more shares of common stock and would cause additional dilution. Certain future stock issuances at an effective price below $1.851 will also result in a downward exercise price adjustment for the Common Warrants. For additional information regarding potential adjustments for the Series B Convertible Preferred Stock, see “Description of Capital Stock—Preferred Stock— Series B Convertible Preferred Stock” above.

Nasdaq Listing Non-Compliance Notices

We have received deficiency letters from The Nasdaq Stock Market LLC (“Nasdaq”) that we are not in compliance with Nasdaq’s (i) minimum bid price requirement of at least $1.00 per share (the “Bid Price Requirement”) and (ii) the requirement to have at least $2,500,000 in stockholders’ equity (the “Equity Requirement”). On October 16, 2024, we received a written notice from Nasdaq indicating that we were not in compliance with the Bid Price Requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Notice”). The Bid Price Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. The Bid Price Notice indicated that the Company has 180 calendar days (or until April 14, 2025) in which to regain compliance. On April 16, 2024, the Company received a letter from Nasdaq granting an exception to the Equity Requirement until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1). On May 24, 2024, the Company received a letter from Nasdaq indicating that the Company has regained compliance with the Equity Requirement in Listing Rule 5550(b) (1). The Company will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B). See “Risk Factors — We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.”

Risks Associated with Our Business

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” beginning on page 10 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and prospects would likely be materially, adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

The Company secured approximately $10.4 million in additional financing year-to-date through December 16, 2024. This financing enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans through the first quarter of 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our February 2021 IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

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The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 1680 38th Street, Suite 130, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Trademarks

The Company also holds the trademark for “AUDDIA” which is used as the corporate brand name, as well as “FAIDR” which is used as the name of the consumer-facing mobile application that delivers the Company’s commercial free radio service. The Company also holds trademarks and is in the process of applying for trademarks for key products and brands. The Company holds the trademark for our product named “PLAZE”, which is a potential commercial-free music streaming product that is a potential future, strategic opportunity of our business.

We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this prospectus. The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read and consider the information set forth in the section titled “Risk Factors,” together with all of the other information included in or incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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THE OFFERING

Securities Offered by the Selling Securityholder	This prospectus covers the resale of a total of up to 20,000,000 shares of our common stock that we may sell to White Lion pursuant to the Purchase Agreement from time to time after the registration statement that includes this prospectus is declared effective.

Common Stock Outstanding Prior to this Offering	5,673,675 shares

Common Stock to be Outstanding After this Offering	Up to 25,673,675 shares

Use of Proceeds	The Selling Securityholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Securityholder. However, we may receive proceeds of up to $[10] million from the sale of our common stock to the Selling Securityholder under the Purchase Agreement described above and registered hereby. Any proceeds from the Selling Securityholder that we receive under the Purchase Agreement are expected to be used for general corporate purposes, including working capital. See “Use of Proceeds” on page 16 of this prospectus.

Nasdaq Capital Market Symbols	Common Stock “AUUD”. Series A Warrants “AUUDW”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The number of shares outstanding after this offering is based on 5,673,675 shares of our common stock outstanding as of December 16, 2024, and excludes:

•	8,583 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,
•	4,745 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,
•	39,032 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,
•	110,500 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,
•	24,250 shares of our common stock reserved for issuance under outstanding stock options granted as employment inducement awards to current executives outside of our 2013 and 2020 Equity Incentive Plans,
•	1,026,674 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,
•	139,956 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,
•	12,774 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant,
•	1,250,137 shares of common stock reserved for issuance upon the exercise of warrants sold in a private placement, and
•	Up to 2,290,000 shares or $1,823,951 of common stock that may be sold by the Company to While Lion pursuant to the existing equity line purchase agreement on or prior to its expiration date of December 31, 2024.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. You should also refer to the other information contained in this prospectus, and the documents incorporated by reference herein including our financial statements and the related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023, before deciding to invest in our securities. The risks and uncertainties described below are not the only ones we face. Other sections of this prospectus may include additional factors which could adversely affect our business, results of operations and financial performance. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Securityholder at any time throughout the term of the Purchase Agreement. It is anticipated that shares offered to the Selling Securityholder in this offering will be sold over a period until December 31, 2025, at the latest. The number of shares ultimately offered for sale to the Selling Securityholder under this prospectus is dependent upon the number of shares we elect to sell to Selling Securityholder under the Purchase Agreement. The actual number of shares of common stock that are sold to the Selling Securityholder may depend based on a number of factors, including the market price of our common stock during the sales period. Actual gross proceeds may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Securityholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Transaction, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to White Lion. Similarly, may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Securityholder up to 20,000,000 shares of common stock. The Selling Securityholder may ultimately purchase all, some or none of the shares of common stock that are the subject of this prospectus. After the Selling Securityholder has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the Purchase Agreement under this prospectus may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to the Selling Securityholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by the Selling Securityholder under this prospectus is dependent upon the number of shares of common stock issued to the Selling Securityholder pursuant to the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

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We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Securityholder, if any, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Securityholder, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from the Selling Securityholder in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

Risks related to our financial position and need for additional capital

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. We had existing cash of $804,556 at December 31, 2023. The Company secured approximately $10.4 million in additional financing year-to-date through December 16, 2024. This financing enabled us to pay down $2.75 million in connection with the Secured Bridge Notes and will only be sufficient to fund our current operating plans through the first quarter of 2025. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

We may not be able to satisfy the requirements for the continued listing of our common stock on Nasdaq.

In particular, the Nasdaq listing rules require listed securities to maintain a minimum bid price of $1.00 per share. As previously reported in our Current Report on Form 8-K filed on November 28, 2023, we received a written notice from Nasdaq indicating that we were was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. As a result, the Nasdaq staff determined to delist our Common Stock from Nasdaq, unless we timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Our hearing with the Panel occurred on January 18, 2024.

On November 21, 2023, we received a written notice from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”). In its quarterly report on Form 10-Q for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, do not currently satisfy Listing Rule 5550(b)(1). Nasdaq’s November written notice has no immediate impact on the listing of our common stock. Our hearing with the Panel occurred on January 18, 2024. The hearing addressed all outstanding listing compliance matters, including compliance with the Stockholders’ Equity Notice as well as compliance with the Bid Price Requirement.

On January 30, 2024, the Panel granted our request for an exception to the Exchange’s listing rules until April 22, 2024, to demonstrate with all applicable continued listing requirements for the Nasdaq Capital Market.

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On March 20, 2024, we received a letter from Nasdaq stating we had regained compliance with the minimum bid requirement.

On April 16, 2024, we received a letter from Nasdaq granting an exception to the Exchange’s listing rules until May 20, 2024, to demonstrate compliance with Listing Rule 5550(b)(1) (the “Equity Rule”).

On May 24, 2024, we received a letter from Nasdaq indicating that the Company has regained compliance with the Equity Rule. We will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

On October 16, 2024, we received a written notice from Nasdaq that we were not in compliance with the Bid Price Requirement, as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 days (or until April 14, 2025) to regain compliance with the minimum bid price requirement. If at any time during this 180 calendar day period the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff will provide us with a written confirmation of compliance and the matter will be closed.

Alternatively, if the Company fails to regain compliance with the Bid Price Requirement prior to the expiration of the initial 180 calendar day period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement) and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event the Company does not regain compliance with the Bid Price Requirement prior to the expiration of the initial 180 calendar day period, and if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, the Staff will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Nasdaq listing hearings panel.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

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THE WHITE LION TRANSACTION

On November 25, 2024, the Company and White Lion entered into the Purchase Agreement and concurrently with the Purchase Agreement, the Company and White Lion entered into a Registration Rights Agreement (the “White Lion RRA”), pursuant to which we agreed to file with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act the shares of stock issuable under the Purchase Agreement. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price (the “Purchase Price”) of newly issued shares (the “Purchase Notice Shares”) of the Company’s common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined in this section shall have the meanings given to such terms by the Purchase Agreement and the White Lion RRA. As previously disclosed, on November 14, 2022, the Company entered into a Common Stock Purchase Agreement with White Lion for an equity line facility under which the Company had the ability to sell to White Lion, from time to time, up to $10,000,000 in aggregate gross purchase price of its common stock (the “First ELOC CSPA”). On November 6, 2023, the Company entered into a second Common Stock Purchase Agreement with White Lion for an equity line facility under which the Company had the ability to sell to White Lion, from time to time, up to $10,000,000 in aggregate gross purchase price of its common stock (the “Second ELOC CSPA”). The Company and White Lion terminated the First ELOC CSPA concurrently with the entry into the Second ELOC CSPA. The Second ELOC CSPA expires December 31, 2024 and to date, the Company issued an aggregate of 4,815,263 common shares and received aggregate proceeds of approximately $8.2 million. The Company entered into the Purchase Agreement with White Lion to supplement and replace the Second ELOC CSPA. The Second ELOC CSPA will terminate in accordance with its terms on December 31, 2024.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of this registration statement registering the shares issuable pursuant to the Purchase Agreement, the Company’s right to sell shares registered hereby to White Lion will commence on the effective date of the registration statement and extend until December 31, 2025, unless the Company has exercised its right in full to sell shares to White Lion under the Purchase Agreement prior to such date (the period beginning on the effective date and ending on the earlier of such dates, the “Commitment Period”). During such term, subject to the terms and conditions of the Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares. The Purchase Notice may be for an accelerated purchase, fixed purchase, pre-market purchase, rapid purchase or VWAP purchase, each as described below.

The number of shares sold pursuant to any such notice may not exceed the lesser of (i) 30% of the Average Daily Trading Volume (as defined in the Purchase Agreement) (the “Percentage Limit”) for the common stock traded on Nasdaq and (ii) $1,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately preceding receipt of the notice from the Company (the “Purchase Notice Date”), and can be increased at any time at the sole discretion of White Lion, up to 9.99% of the outstanding shares of the Company.

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Under an accelerated Purchase Notice, the purchase price to be paid by White Lion for any such shares will equal the lowest traded price of the common stock during the 15 minutes period prior to receipt of the applicable Purchase Notice multiplied by 85%; provided, however, if the delivery of the applicable Purchase Notice shares is not initiated and completed by the Company’s transfer agent by 2:00 pm Pacific Time on the applicable Notice Date, the purchase price shall mean the lowest traded price of the Company’s common stock on the entire accelerated Purchase Notice Date. Under a fixed Purchase Notice, the purchase price to be paid by White Lion for any such shares will equal 85% of lowest daily VWAP of the common stock during a period of five consecutive business days prior to, ending on and including the applicable Notice Date. Under a pre-market Purchase Notice, the purchase price to be paid by White Lion for any such shares will equal the lowest traded price of the common stock commencing on the pre-market Purchase Notice Date, between 12:00 am Pacific Time and ending at 6:30am Pacific Time; provided, however, if the delivery of the applicable Purchase Notice shares is not initiated and completed by the Company’s transfer agent by 1:00 pm Pacific Time on the applicable Notice Date, the pre-market Purchase Price shall mean the lowest traded price of the Company’s common stock on the entire pre-market Purchase Notice Date. Under a VWAP Purchase Notice, the purchase price to be paid by White Lion will equal 90% of the VWAP of the common stock during the two consecutive business days commencing on and including the applicable Notice Date. Under a rapid Purchase Notice, the purchase price to be paid by White Lion will equal 85% of the VWAP of the common stock on the applicable Notice Date, unless notice is provided after 9:00 a.m. New York time on any business day, in which case the purchase price to be paid by White Lion will equal the lowest traded price of the Company’s common stock on the applicable Notice Date.

The Company may terminate the Purchase Agreement at any time in the event of a material breach of the Agreement by the investor, which shall be effected by written notice being sent by the Company to White Lion. In addition, the Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Purchase Agreement), the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

The Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained (or incorporated by reference) in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those set forth under the section titled “Risk Factors” included in this prospectus and the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to shares of common stock that may be offered and sold from time to time by White Lion. We will not receive any proceeds from the resale of shares of common stock by White Lion.

We may receive up to $10,000,000 in gross proceeds if we sell to White Lion shares issuable pursuant to the Purchase Agreement and registered hereby. We estimate that the net proceeds to us from the sale of our common stock to White Lion pursuant to the Purchase Agreement would be up to $9,950,000, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to White Lion under the Purchase Agreement and registered hereby, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Selling Securityholder that we receive under the Purchase Agreement are currently expected to be used for general corporate purposes, including working capital. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and the investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. As we are unable to predict the timing or amount of potential issuances of all of the additional shares of common stock issuable purchase to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no shares will be issued under the Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Nasdaq Stock Market under the symbol “AUUD” since our IPO on February 17, 2021. Our Series A Warrants have been traded on the Nasdaq Stock Market under the symbol “AUUDW” since our IPO on February 17, 2021. As of December 16, 2024, there were approximately 141 holders of record of our common stock and 1 holder of record of our Series A warrants. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “AUUD.” Our Series A Warrants are listed on the Nasdaq Stock Market under the trading symbol “AUUDW.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

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Series B Convertible Preferred Stock

On April 23, 2024, we entered into a securities purchase agreement with accredited investors, pursuant to which we issued and sold 2,314 shares of our newly designated Series B Convertible Preferred Stock for an aggregate purchase price of $2,314,000.

Holders of the Series B Convertible Preferred Stock will be entitled to dividends in the amount of 10% per annum, payable quarterly. We have the option to pay dividends on the Series B Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Conversion Price (as defined in the Certificate of Designations) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five (5) consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series B Convertible Preferred Stock.

The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $1.851 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series B Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

The Conversion Price of the Series B Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”) Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

The Series B Convertible Preferred Stock has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The stated value of each share of Series B Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series B Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $1.851 per share of common stock. The Series B Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder.

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The Certificate of Designations contains customary events of default, or “Triggering Events”, including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to this financing; and (iv) any of the shares of the Series B Convertible Preferred Stock remaining outstanding on or after April 23, 2026.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series B Convertible Preferred Stock will increase to 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect, and (ii) the greater of (x) the “Floor Price” of $0.3702 and (y) 80% of the lowest VWAP of the common stock during the five (5) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series B Convertible Preferred Shares then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series B Convertible Preferred Shares and (ii) the equity value of our common stock underlying the Series B Convertible Preferred Shares. The equity value of our common stock underlying the Series B Convertible Preferred Shares is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

Upon our liquidation, dissolution or winding up, holders of Series B Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series B Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series B Convertible Preferred Stock into common stock immediately prior to the date of such payment.

We have no other shares of preferred stock are currently outstanding.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Amendment to Our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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Series A Warrants

Each Series A Warrant represents the right to purchase one share of common stock at an exercise price of $113.4375. The Series A Warrants are exercisable beginning February 17, 2021 will terminate on the 5th anniversary date the Series A Warrants are first exercisable. The exercise price and number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the Series A Warrants may exercise their Series A Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the Series A Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the Series A Warrants shares (the “Warrant Shares”) is not effective, a holder of Series A Warrants may only exercise its Series A Warrants for a net number of Warrant Shares pursuant to the cashless exercise procedures specified in the Series A Warrants. Series A Warrants may be exercised in whole or in part, and any portion of a Series A Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a Series A Warrant.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the Series A Warrants will be, when issued in accordance with the Series A Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive upon exercise of the Series A Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

The Series A Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the Series A Warrants require the written consent of the holder of such Series A Warrants and us. The Series A Warrants will be issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the Series A Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part.

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Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our Series A Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of December 16, there were 5,673,675 shares of our common stock outstanding, and approximately 141 stockholders of record.

Other Warrants

At December 16, 2024, we had 463,337 outstanding prefunded common stock warrants with an exercise price of $0.001 per share. At December 16, 2024, we also had 1,179,404 other outstanding common stock warrants with a weighted-average exercise price of $16.36 and a weighted average remaining contractual life of approximately 4.3 years as of December 16, 2024.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Outstanding Stock Options and Restricted Stock Units

At December 16, 2024, we had 8,583 outstanding common stock options, with a weighted-average exercise price of $98.58, which were granted under the Clip Interactive, LLC 2013 Equity Incentive Plan. We ceased granting awards under the 2013 Plan upon the implementation of the 2020 Plan described below.

At December 16, 2024, we had 24,250 shares of our common stock reserved for issuance under outstanding stock options and outstanding Restricted Stock Units granted as employment inducement awards to current executives outside of our 2013 and 2020 Equity Incentive Plans.

2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan, which became effective upon the completion of the IPO in February 2021, serves as the successor equity incentive plan to the 2013 Plan. The 2020 Plan currently has an aggregate of 150,036 shares of common stock authorized for issuance, after giving effect to the “evergreen” increase of 39,893 shares as of January 1, 2024.

The 2020 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning January 1, 2022 and ending January 1, 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

At December 16, 2024 under our 2020 Equity Incentive Plan, there were (i) 39,032 outstanding common stock options with a weighted average exercise price of $50.15 (ii) 4,745 outstanding restricted stock units, and (iii) 110,500 shares remaining available for future grant.

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SELLING SECURITYHOLDER

White Lion (as a Selling Securityholder) may from time to time offer and sell any or all of the shares of common stock that may be issued by us to White Lion under the Purchase Agreement. We are registering the shares of common stock pursuant to the provisions of the White Lion RRA in order to permit White Lion to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the White Lion RRA or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years.

The table below presents information regarding White Lion (as a Selling Securityholder) and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by White Lion, and reflects holdings as of December 16, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that White Lion may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 5,673,675 shares of our common stock outstanding on December 16, 2024. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on the date of each purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
White Lion Capital LLC(4)	0	–	20,000,000	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock is subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our common stock to exceed 9.99% (the “Beneficial Ownership Cap”). The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of 1,134,167 (the “Exchange Cap”), unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.5593 as required under applicable Nasdaq rules. Neither the Beneficial Ownership Cap nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 5,673,675 shares of our common stock outstanding as of December 16, 2024.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC (“WLC”), is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, SamYaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

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PLAN OF DISTRIBUTION

The 20,000,000 shares of common stock being registered by this prospectus are being offered by White Lion. The shares may be sold or distributed from time to time by White Lion directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer will receive commissions from White Lion that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by White Lion through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by White Lion may be less than or in excess of customary commissions. Neither we nor White Lion can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by White Lion.

Except for the Second ELOC CSPA (which expires December 31, 2024), we know of no existing arrangements between White Lion or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by White Lion, any compensation paid by White Lion to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by White Lion.

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We also have agreed to indemnify White Lion against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $50,000.

White Lion has represented to us that at no time prior to the date of the Purchase Agreement has White Lion or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock, which establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the Purchase Agreement, neither White Lion, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes White Lion, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by White Lion.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AUUD”, and our Series A Warrants offered in connection with our initial public offering are quoted on the Nasdaq Capital Market under the symbol “AUUDW.”

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LEGAL MATTERS

Carroll Legal LLC, Denver, CO, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

Haynie & Company, independent registered public accounting firm, has audited the financial statements of the Company as of December 31, 2023 and for the year ended December 31, 2023, as set forth in their report thereon appearing in Auddia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Auddia Inc.’s ability to continue as a going concern, given on their authority as experts in accounting and auditing.

The financial statements of Auddia Inc. for the year ended December 31, 2022 has been audited by Daszkal Bolton LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Auddia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Auddia Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room of the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC website is www.sec.gov.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website address is www.auddia.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Auddia Inc.

Attn: Investor Relations

1680 38th Street, Suite 130

Boulder, CO 80301

Telephone: (303) 219-9771

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC (including any prospectus supplement) will automatically update and supersede this information. We incorporate by reference the documents listed below (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

•	our Annual Report on Form 10-K for the year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2024, February 2, 2024, February 27, 2024, April 15, 2024, April 29, 2024, September 12, 2024, September 13, 2024, October 18, 2024 and November 25, 2024; and

•	the description of our securities registered pursuant to Section 12 of the Exchange Act our Registration Statement on Form 8-A (File No. 001-40071), filed with the SEC under Section 12(b) of the Exchange Act, on February 16, 2021, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering of the shares hereunder. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless specifically noted otherwise.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Auddia Inc.

Attn: Investor Relations

1680 38th Street, Suite 130

Boulder, CO 80301

Telephone: (303) 219-9771

In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website. See also “Where You Can Find More Information.”

29

Up to 20,000,000 Shares of Common Stock

AUDDIA, INC.

PROSPECTUS

[***], 2024

30

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,598.06
Legal fees and expenses	25,000.00
Accountants’ fees and expenses	5,000.00
Printing expenses	7,500.00
Transfer agent and registrar fees and expenses	7,500.00
Miscellaneous	3,401.94
Total	$50,000.00

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our charter and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

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As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the company or any of its subsidiaries or was serving at the company’s request in an official capacity for another entity. We must indemnify our officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we issued the following securities that were not registered under the Securities Act (since January 1, 2021):

Auddia Inc.

In connection with our February 2021 IPO, Clip Interactive LLC converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Auddia Inc. In conjunction with the IPO and corporate conversion, all of our outstanding pre-IPO equity securities, convertible debt securities and certain accrued fees were automatically converted into 292,001 shares of common stock. The issuance of such common stock was exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) of the Securities Act, involving an exchange of securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in this issuance of shares.

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In conjunction with the IPO and corporate conversion, our pre-IPO outstanding options and warrants were converted into (i) stock options for 13,667 common shares and (ii) warrants for 14,334 common shares.

On February 19, 2021, pursuant to our IPO Underwriting Agreement, the Company issued a warrant, which enables the representative of our IPO underwriters to purchase up to an aggregate of 12,774 shares of common stock, at an exercise price equal to $128.90625 per share. The representative’s warrant may be exercised beginning on August 19, 2021 (six months after the commencement of sales of the Offering) until February 19, 2026 (five years after the commencement of sales in the Offering).

In August 2021 we issued options for 7,400 common shares as an inducement grant outside of our equity plans to a newly hired CFO.

In September 2021 we issued 1,200 restricted common shares to a vendor in payment of certain fees.

In February 2022, we issued options for 5,550 common shares as an inducement grant outside of our equity plans to a newly hired marketing executive.

In November 2022, we entered into a secured bridge note financing with Richard Minicozzi, who is a significant existing stockholder of the Company. The Company received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the secured note is $2,200,000. The secured note has a 10% interest rate and matures on May 31, 2023. The secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock. The fixed conversion price is $30.75 per share. In connection with the secured note financing, the Company issued Mr. Minicozzi 12,000 common stock warrants with a five-year term and a fixed $52.50 per share exercise price.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with Mr. Minicozzi. We received $750,000 of gross proceeds from the New Note financing. The New Note was issued with a principal amount of $825,000, 10% interest rate and a maturity date on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity of the New Note, Mr. Minicozzi, has the option to convert any original issue discount and accrued but unpaid interest into shares of our common stock at a fixed conversion price of $0.61 per share.

In connection with the New Note financing, we issued 26,000 common stock warrants to Mr. Minicozzi with a five-year term and a fixed $15.25 per share exercise price, from which 13,000 of these common stock warrants are exercisable immediately. The remaining 13,000 common stock warrants would only become exercisable if the maturity date of the New Note is extended in accordance with the terms of the New Note. As of July 31, 2023, we extended the maturity date of the New Note to November 30, 2023. Upon the July 31, 2023 extension, the interest rate on the New Note increased to 20% from 10%, and the remaining portion of the 13,000 common stock warrants became exercisable. The accredited investor did not exercise the common stock warrants as of December 31, 2023 or subsequent to December 31, 2023 and as of the date of this filing.

Further, in connection with the New Note financing, we agreed with Mr. Minicozzi to make certain amendments to the Prior Note financing. Specifically, we agreed with Mr. Minicozzi to cancel the 12,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, we issued to Mr. Minicozzi common stock warrants for 24,000 common shares with an exercise price of $15.25 per common share and a five-year term. From the newly issued 24,000 common stock warrants, 12,000 common stock warrants were exercisable immediately, while the other 12,000 common stock warrants became exercisable at the time of extension of the maturity date of the Prior Note during May of 2023.

In February 2023, we issued options for 6,008 common shares and 1,500 restricted stock units as an inducement grant outside of our equity plans to a newly hired CFO.

II-3

On November 10, 2023, we entered into a securities purchase agreement with Jeffrey Thramann, our Executive Chairman pursuant to which we issued and sold one (1) share of the Company’s newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

On April 9, 2024, we entered into an Amendment and Waiver Agreement relating to the bridge notes with Mr. Minicozzi. Mr. Minicozzi converted $911,384 (the “Rollover Amount”) which is equal to the (i) unpaid accrued interest on the bridge notes plus (ii) the original issue discount (“OID”) on the bridge notes, into equity securities of the Company (the “Rollover Securities”). The Rollover Securities consist of (i) 463,337 prefunded common stock warrants with a per share exercise price of $0.001 per share (the “Prefunded Warrants”) and (ii) 463,337 non-prefunded warrants (the “Non-Prefunded Warrants”) with a per share exercise price equal to $1.967. We also issued Mr. Minicozzi 50,000 new common stock warrants with a five year term as a loan extension fee (“Fee Warrants”). The exercise price of these additional Fee Warrants is $1.967. We agreed to adjust the exercise price of Mr. Minicozzi’s existing warrants from $15.25 (after adjustment for the recent reverse stock) to $1.967 per share.

On April 23, 2024, we entered into a securities purchase agreement with accredited investors for a convertible preferred stock and warrants financing. We received $2,314,000 of gross proceeds in connection with the closing of this financing. At the closing, we issued 2,314 shares of Series B convertible preferred stock (“Series B Preferred Stock”) at a purchase price of $1,000 per share of Series B Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at an initial conversion price of $1.851 per share of Common Stock. The Company also issued warrants exercisable for 1,198,345 shares of Common Stock with a five year term and an initial exercise price of $1.851 per share.

These sales and issuances were made in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 (d), and did not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who received such securities have represented their intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends are be affixed to all share certificates issued. All recipients have adequate access through their relationship with us to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the restricted shares of capital stock described above, included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

II-4

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith
1.1		At-The-Market Issuance Sales Agreement, dated September 13, 2024, by and between Auddia Inc. and Ascendiant Capital Markets, LLC.	8-K	09-13-2024	1.1
2.1		Form of Plan of Conversion	8-K	02-22-2021	2.1
3.1		Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
3.2		Bylaws of the Company	8-K	02-22-2021	3.2
3.3		Certificate of Amendment to the Certificate of Incorporation of the Company	8-K	02-27-2024	3.1
3.4		Certificate of Designation for Series A Preferred Stock	8-K	11-16-2023	3.1
3.5		Certificate of Designation for Series B Preferred Stock	8-K	04-29-2024	3.1
3.6		Amendment to Bylaws dated September 6, 2024	8-K	09-12-2024	3.1
4.1		Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
4.2		Form of IPO Series A Warrant	S-1/A	02-05-2021	3.6
4.3		Form of Common Warrant	S-1/A	03-28-2023	4.3
4.4		Form of Pre-Funded Warrant	S-1/A	03-28-2023	4.4
4.5		Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
4.6		Form of IPO Representative’s Common Stock Purchase Warrant	8-K	02-22-2021	4.1
4.7		Description of Securities	10-K	03-31-2021	4.3
5.1		Opinion of Carroll Legal LLC				X
10.1	#	Employment Agreement of Michael T. Lawless	S-1	01-10-2020	10.1
10.2	#	Employment Agreement of Peter Shoebridge	S-1	01-10-2020	10.2
10.3	#	Employment Agreement with John E. Mahoney	8-K	12-18-2023	10.1
10.4	#	Form of Auddia Inc. 2020 Equity Incentive Plan	S-1/A	10-22-2020	10.3
10.5		Collateral and Security Agreement with Related Party (Minicozzi)	S-1/A	01-28-2020	10.4
10.6		Form of Amendment to Collateral and Security Agreement with Related Party	S-1/A	10-08-2020	10.5
10.7		Form of Convertible Promissory Note	S-1/A	01-28-2020	10.6
10.8		Business Loan Agreement and Guaranty of Related Party with Bank of the West	S-1/A	01-28-2020	10.7
10.9	**	Agreement with Major United States Broadcast Company	S-1/A	01-28-2020	10.8
10.10		Form of Bridge Note	S-1/A	10-22-2020	10.9
10.11		Form of Warrant Agent Agreement	S-1/A	03-28-2023	10.10
10.12		Amendment to Bridge Note	S-1/A	10-22-2020	10.14
10.13		Amended Business Loan Agreement with Bank of the West	10-K	03-31-2021	10.15
10.14	#	First Amendment to 2020 Equity Incentive Plan	S-8	08-10-2021	99.2
10.15	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.3
10.16	#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.4
10.17	#	Form of Inducement Stock Option Grant Notice and Inducement Stock Option Agreement	S-8	08-10-2021	99.5
10.18	#	Clip Interactive, LLC 2013 Equity Incentive Plan	S-8	08-10-2021	99.6
10.19	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan	S-8	08-10-2021	99.7

II-5

10.20	#	Executive Officer Employment Agreement for Michael Lawless dated October 13, 2021	8-K	10-15-2021	10.1
10.21	#	Executive Officer Employment Agreement for Peter Shoebridge dated October 13, 2021	8-K	10-15-2021	10.2
10.22	#	Executive Officer Employment Agreement for Brian Hoff dated October 13, 2021	8-K	10-15-2021	10.3
10.23	#	Executive Officer Employment Agreement for Timothy Ackerman effective as of February 6, 2023	8-K	02-16-2023	10.1
10.24		Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
10.25		Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
10.26		Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
10.27		Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
10.28		Secured Promissory Bridge Note dated April 17, 2023	8-K	04-21-2023	10.1
10.29		Common Stock Warrant for 600,000 shares dated April 17, 2023	8-K	04-21-2023	10.2
10.30		Common Stock Warrant for 650,000 shares dated April 17, 2023	8-K	04-21-2023	10.3
10.31		Form of 2023 Placement Agency Agreement	8-K	06-14-23	1.1
10.32		Form of Securities Purchase Agreement dated June 13, 2023 between Auddia Inc. and the Investors named therein	8-K	06-14-23	10.1
10.33		Common Stock Purchase Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.1
10.34		Registration Rights Agreement, dated as of November 6, 2023, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-06-23	10.2
10.35	#	Employment Agreement, effective as of November 27, 2023, between Auddia Inc. and John E. Mahoney	8-K	12-18-2023	10.1
10.36		Series A Preferred Securities Purchase Agreement dated November 11, 2023 between Auddia Inc. and Jeffrey Thramann	8-K	11-16-2023	10.1
10.37		Amendment and Waiver dated April 9, 2024 Relating to Senior Secured Bridge Notes	8-K	04-15-2024	10.1
10.38		Form of Securities Purchase Agreement dated April 23, 2024	10-Q	05-14-2024	10.41
10.39		Form of Common Stock Warrant dated April 23, 2024	8-K	04-29-2024	10.2
10.40		Form of Registration Rights Agreement dated April 23, 2024	8-K	04-29-2024	10.3
10.41		Common Stock Purchase Agreement, dated as of November 25, 2024, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-25-2024	10.1
10.42		Registration Rights Agreement, dated as of November 25, 2024, by and between White Lion Capital, LLC and Auddia Inc.	8-K	11-25-2024	10.2
23.1		Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm				X
23.2		Consent of Haynie & Company, Independent Registered Public Accounting Firm				X
23.3		Consent of Carroll Legal LLC (included in Exhibit 5.1)				X
24.1		Power of Attorney (included on signature page)				X
107		Calculation of Filing Fee Table				X

____________________________

+	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.
*	Previously filed.
**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace.
#	Indicates management contract or compensatory plan.

(b) Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

II-6

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-7

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, in the State of Colorado, on this 19th day of December, 2024.

AUDDIA INC.

By:	/s/ John Mahoney
John Mahoney
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Lawless and John Mahoney his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Lawless	President, Chief Executive Officer and Director	December 19, 2024
Michael Lawless	(Principal Executive Officer)

/s/ John E. Mahoney	Chief Financial Officer	December 19, 2024
John E. Mahoney	(Principal Financial and Accounting Officer)

/s/ Jeffrey Thramann	Executive Chairman and Director	December 19, 2024
Jeffrey Thramann

/s/ Stephen Deitsch	Director	December 19, 2024
Stephen Deitsch

/s/ Timothy Hanlon	Director	December 19, 2024
Timothy Hanlon

/s/ Thomas Birch	Director	December 19, 2024
Thomas Birch

S-1